UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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AMB Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMB
FINANCIAL CORP.

March 28, 2008

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of AMB Financial Corp., we cordially invite you to attend the annual meeting of stockholders. The annual meeting will be held at 10:30 a.m. central time on April 23, 2008 at our main office located at 8230 Hohman Avenue, Munster, Indiana 46321.

In addition to the election of two directors, stockholders are also being asked to ratify the appointment of Cobitz, VandenBerg & Fennessy as independent auditors. The Board of Directors unanimously recommends that you vote FOR the election of the nominees for director and the ratification of the appointment of Cobitz, VandenBerg & Fennessy.

We encourage you to attend the meeting in person. Whether or not you attend the meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the postage prepaid envelope provided as promptly as possible. This will save us the additional expense in soliciting proxies and will ensure that your shares are represented. Please note that you may vote in person at the meeting even if you have previously returned the proxy.

Thank you for your attention to this important matter.

Sincerely,

MICHAEL MELLON
President and Chief Executive Officer

AMB
FINANCIAL CORP.
8230 Hohman Avenue
Munster, Indiana 46321
(219) 836-5870

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on April 23, 2008

Notice is hereby given that the annual meeting of stockholders of AMB Financial Corp. will be held at our main office located at 8230 Hohman Avenue, Munster, Indiana, at 10:30 a.m. central time, on April 23, 2008.

A proxy card and a proxy statement for the meeting are enclosed.

The annual meeting is for the purpose of considering and acting upon:

Proposal I.	The election of two directors of AMB Financial, each with a term of three years;

Proposal II.	The ratification of the appointment of Cobitz, VandenBerg & Fennessy as the independent auditors for AMB Financial for the fiscal year ending December 31, 2008; and

such other matters as may properly come before the annual meeting, or any adjournments or postponements thereof. We are not aware of any other business to come before the annual meeting.

Any action may be taken on any one of the foregoing proposals at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned or postponed. Stockholders of record at the close of business on March 18, 2008 are the stockholders entitled to vote at the annual meeting and any adjournments or postponements thereof.

You are requested to complete and sign the enclosed form of proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. Your proxy will not be used if you attend and vote at the annual meeting in person.
BY ORDER OF THE BOARD OF DIRECTORS

Michael Mellon
President and Chief Executive Officer

Munster, Indiana
March 28, 2008

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the annual meeting.
A self-addressed envelope is enclosed for your convenience.
No postage is required if mailed within the United States.

PROXY STATEMENT

AMB
FINANCIAL CORP.
8230 Hohman Avenue
Munster, Indiana 46321
(219) 836-5870

ANNUAL MEETING OF STOCKHOLDERS
April 23, 2008

The Board of Directors is using this proxy statement to solicit proxies from the holders of AMB Financial Corp. common stock for use at our annual meeting of stockholders. We are first mailing this proxy statement and the enclosed form of proxy to our stockholders on or about March 28, 2008.

Certain of the information provided herein relates to our wholly owned subsidiary, American Savings FSB, which we refer to as American Savings or the Bank.

Time and Place of the Annual Meeting; Matters to be Considered

Our annual meeting will be held as follows:

Date:	April 23, 2008
Time:	10:30 a.m., Central Time
Place:	Main office of AMB Financial Corp.
8230 Hohman Avenue Munster, Indiana 46321

At the annual meeting, stockholders are being asked to consider and vote upon the following proposals:

•	the election of two directors, each with a term of three years;

•	the ratification of the appointment of Cobitz, VandenBerg & Fennessy as our independent auditors for the fiscal year ending December 31, 2008; and

any other matters that may properly come before the annual meeting. As of the date of this proxy statement, we are not aware of any other business to be presented for consideration at the annual meeting.

Voting Rights of Stockholders; Required Vote for Approval

Only holders of record of our common stock on March 18, 2008 are entitled to notice of and to vote at the annual meeting. You are entitled to one vote for each share of our common stock you own as of the record date. On March 18, 2008 there were 984,166 shares of our common stock outstanding and entitled to vote at the annual meeting.

Directors shall be elected by a plurality of the votes present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. The ratification of the appointment of Cobitz, VandenBerg and Fennessy as our independent auditors requires the approval of a majority of the shares voting on the matter. In all matters, the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter shall be the act of the stockholders. Proxies marked to abstain with respect to a proposal other than the election of directors have the same effect as votes against the proposal. Broker non-votes have no effect on the vote. One-third of the shares of our common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the annual meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum.

The Board of Directors unanimously recommends that you vote “FOR” the election of each of the Board of Directors’ nominees and “FOR” the proposal to ratify Cobitz, VandenBerg & Fennessy as our independent auditors for the fiscal year ending December 31, 2008.

Voting of Proxies; Revocability of Proxies; Proxy Solicitation Costs

Proxies are solicited to provide all stockholders of record on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials. Shares of our common stock can only be voted if the record stockholder is present in person at the annual meeting or by proxy. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting. You can always change your vote at the annual meeting if you are a record holder or have appropriate authorization from the record holder.

Voting instructions are included on your proxy card. Shares of our common stock represented by properly executed proxies will be voted by the individuals named in such proxy in accordance with the stockholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote at the annual meeting, the persons named in the proxy will vote the shares “FOR” the election of each of the Board of Directors’ nominees and “FOR” ratification of the appointment of Cobitz, VandenBerg & Fennessy as our independent auditors for the fiscal year ending December 31, 2008. Should any other matters be properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children -- in which case you will receive three separate proxy cards to vote.

You may revoke your proxy before it is voted by: (i) submitting a new proxy with a later date relating to the same shares and delivering it to our Secretary; (ii) notifying our Secretary in writing before the annual meeting that you have revoked your proxy; or (iii) voting in person at the annual meeting. Any written notice shall be delivered to Denise L. Knapp, Secretary of AMB Financial at 8230 Hohman Avenue, Munster, Indiana 46321.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring appropriate documents from the nominee indicating that you were the beneficial owner of our common stock and authorizing you to vote the shares on March 18, 2008, the record date for voting at the annual meeting, and stating the number of shares held by the nominee on your behalf.

If you participate in our Employee Stock Ownership Plan (“ESOP”) you will receive a voting instruction form that reflects all shares you may vote under the plan to which the form relates. Under the terms of the ESOP, all shares held in the ESOP are voted by the ESOP trustees, but each participant in the ESOP may direct the trustees how to vote the shares of Company common stock allocated to his or her ESOP account. Unallocated shares of Company common stock held by the ESOP Trust and allocated shares for which no timely voting instructions are received will be voted by the ESOP trustees in the same proportion as shares for which the trustees have received voting instructions, subject to the exercise of their fiduciary duties.

We will pay the cost of soliciting proxies. In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone. We will also reimburse brokers and other nominees for their reasonable expenses in sending these materials to you and obtaining your voting instructions.

Voting Securities and Principal Holders Thereof

The following table sets forth as of March 18, 2008, information regarding share ownership of: (i) those persons or entities known by management to beneficially own more than five percent of the common stock; (ii) each of our executive officers named in the Summary Compensation table appearing under “Executive Compensation” below; (iii) each member of our Board of Directors; and (iv) all of our directors and executive officers as a group.

The address of each of the beneficial owners, except where otherwise indicated, is the same as our address.

Beneficial Owner	Shares Beneficially Owned at March 18, 2008		Percent of Class
AMB Financial Corp. Employee Stock Ownership Plan 8230 Hohman Avenue Munster, IN 46321	113,901	(1)	11.29%

Tontine Financial Partners L.P., Tontine Management L.L.C. and Jeffrey L. Gendell 237 Park Avenue Ninth Floor New York, New York 10017	63,450	(2)	6.29%

Ronald W. Borto	46,438		4.60%

Thomas Corsiglia	1,150		0.11%

Louis Green	15,676	(3)	1.55%

Donald L. Harle	32,564		3.23%

Clement B. Knapp, Jr.	136,085	(4)	13.48%

Michael Mellon	43,061	(5)	4.27%

Robert E. Tolley	16,240		1.61%

Todd C. Williams	28,621	(6)	2.84%

Directors and executive officers, as a group (11 persons)	319,835	(7)	31.69%

(1)
The amount reported represents shares held by the ESOP, 113,901 shares of which have been allocated to accounts of participants. Home Federal Savings Bank, Columbus, Indiana the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to accounts of participants. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares allocated to their accounts under the ESOP. Unallocated shares held in the ESOP's suspense account or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares voted by participants.

(2)	Jeffrey L. Gendell. Tontine Financial Partners, L.P., Tontine Management L.L.C. and Jeffrey L. Gendell reported shared voting and dispositive power of all 63,450 shares.
(3)	Includes 116 shares allocated under the ESOP.
(4)	Includes 33,982 shares allocated under the ESOP, and 37,353 shares beneficially owned by Mrs. Knapp (includes 10,889 shares allocated under the ESOP).
(5)	Includes 12,366 shares allocated under the ESOP and options to purchase 15,000 shares pursuant to the Company’s stock option plan. Mr. Mellon is the stepson of Clement B. Knapp, Jr.
(6)	Includes 10,191 shares allocated under the ESOP and options to purchase 10,000 shares pursuant to the Company’s stock option plan.
(7)
Includes shares held directly, as well as shares held in retirement accounts, shares allocated to the ESOP accounts of certain of the named persons, vested stock options, held by certain members of the named individuals’ families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which the named individuals may be deemed to have sole voting and investment power.

PROPOSAL I - ELECTION OF DIRECTORS

Our Board of Directors is currently composed of seven members. Each current director is also a director of American Savings. Directors are generally elected to serve for a three-year term or until their respective successors shall have been elected and shall qualify. Approximately one-third of the directors are elected annually.

The following table sets forth certain information regarding the composition of our Board of Directors, including their terms of office and nominees for election as directors. Director Green was appointed to the Board on February 27, 2008 to fill the vacancy created when John G. Pastrick retired. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the annual meeting for the election of the nominees identified in the following table. If any nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected.

Name	Age	Position(s) Held	Director Since(1)	Term to Expire

		NOMINEES
Louis Green	65	Director	2008	2008
Robert E. Tolley	70	Director	1987	2008

		DIRECTORS CONTINUING IN OFFICE

Clement B. Knapp, Jr.	66	Chairman of the Board	1970	2009
Donald L. Harle	69	Director	1995	2009
Ronald W. Borto	60	Director	1986	2010
Michael Mellon	38	President and Chief Executive Officer	2003	2010
Thomas Corsiglia	45	Director	2007	2010
_____________________
(1)	Includes service as a director of American Savings.

Directors

The business experience of each director and director nominee is set forth below. All directors have held their present positions for at least the past five years, unless otherwise stated.

Louis A. Green. Mr. Green retired from the Company effective December 31, 2006. Over his 30 years of service to the Company, Mr. Green held various positions including Controller and Vice President. Mr. Green was appointed as Senior Vice President of American Savings in 1985 and of AMB Financial in 1993 and was responsible for coordinating the bank’s loan activities.

Robert E. Tolley. Mr. Tolley was President of Calumet Machine and Welding Inc. and RHET Engineering LLC located in Highland, Indiana and is a Project Engineer for Superior Engineering LLC located in Hammond, Indiana. He earned both his B.S.M.E. and M.S.M.E. degrees from Purdue University. Mr. Tolley was also active in several community organizations.

Clement B. Knapp, Jr. Mr. Knapp retired as President and Chief Executive Officer of American Savings effective December 8, 2007. He had held such positions since 1977 and had acted in all of such capacities with AMB Financial since its incorporation in 1993. Mr. Knapp remains as Chairman of the Board. Since joining American Savings in 1968 he served in various capacities and attended many banking schools and seminars. He is a graduate of Georgetown University and Indiana University/Indianapolis Law School. Mr. Knapp is also active in several community organizations. Mr. Knapp is the husband of Denise L. Knapp, Secretary of American Savings and stepfather of Michael Mellon, President and Chief Executive Officer of American Savings.

Donald L. Harle. Mr. Harle was the President and Chief Executive Officer of Mid-America Mailers, Inc., a company he co-founded, from 1969 to 2004. He sold the company to Diamond Marketing Solutions in 2004, and he remains an executive of that company. He has been in the direct mail business since he graduated from Indiana University in 1960. He is active in the direct mail professional associations, as well as the American Red Cross, Boy Scouts and the Hammond Chamber of Commerce.

Ronald W. Borto. Mr. Borto is a certified public accountant and managing partner for the accounting firm of Borto and Borto located in Schererville, Indiana. He received a B.S. degree in Accounting from Indiana University in 1969. Mr. Borto has also served on the Boards of Directors of Southlake Community Mental Health Center, Crown Point Community Foundation and Youche Country Club.

Michael Mellon. Mr. Mellon served as an executive with American Savings since 1993, most recently promoted to President and Chief Executive Officer effective December 8, 2007. Prior to that he served as Executive Vice President. Mr. Mellon also serves as a Councilman for the Town of Munster as well as a Member of the Indiana Bankers Government Relations Committee. Mr. Mellon received his Masters Degree in Business Administration from Purdue University.

Thomas Corsiglia. Mr. Corsiglia was appointed to the Board effective February 28, 2007. Mr. Corsiglia is President of Hyre Electric, an electrical contracting company located in Highland, Indiana. He serves on the Board of Directors of the Northwest Indiana National Electrical Contractors Association (NECA), and he is a trustee for the NECA and IBEW Local #697 pension, health and money purchase trusts. Mr. Corsiglia volunteers his time for a variety of charitable organizations in the community. He is a graduate of Purdue University Lafayette where he received scholastic honors.

Executive Officers Who Are Not Directors

The business experience of each executive officer who is not also a director is set forth below.

Steven A. Bohn. Mr. Bonn, age 49, joined the Bank as Vice President and Chief Financial Officer on September 26, 2007.  Mr. Bohn served as Vice President and Chief Financial Officer of HFS Bank FSB for over 17 years and for the past year served as Vice President and Controller of First National Bank of Illinois.

Denise L. Knapp. Mrs. Knapp, age 60, was appointed as the Secretary of American Savings in 1987 and of AMB Financial in 1993. She has also served as a loan officer since 1985 and as the Dyer branch manager since 1989. Since joining American Savings in 1975, Mrs. Knapp has served in various capacities and is a member of several executive committees of American Savings. Mrs. Knapp is also active in several charitable organizations in the area. Mrs. Knapp is the wife of Chairman Knapp and mother of President Mellon.

Robert B. Rossa. Mr. Rossa, age 59, joined American Savings as Vice President in 2006 and is responsible for Commercial Lending and functions as a loan officer for the Bank. Prior to 2006, Mr. Rossa was employed for 36 years at Bank Calumet. Mr. Rossa held various positions at Bank Calumet initially as a Branch Manager, most recently as a Commercial Loan Officer whose responsibilities included management of a loan portfolio which included Special Assets and litigation.

Todd C. Williams. Mr. Williams, age 41, joined American Savings in 1994. Mr. Williams has held a variety of titles within the bank including Compliance Officer and Asst. Vice President. Mr. Williams was appointed Vice President in 2004 and is currently responsible for coordinating the bank's loan origination and operations activities. Mr. Williams received his MBA from Purdue University and is involved in several community and trade organizations.

Director Independence

Our Board of Directors has determined that all of the remaining Company’s directors other than Director Green, President and Chief Executive Officer Mellon and Chairman Knapp are “independent directors” as that term is defined in the listing standards of the NASDAQ corporate governance listing standards.

Board of Directors’ Meetings and Committees

Our Board of Directors meets monthly. The Board of Directors met 12 times during the fiscal year ended December 31, 2007. During calendar year 2007, no director attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served. We have standing Audit, Governance/Nominating and Compensation Committees.

Audit Committee. This committee, composed of Directors Harle, Borto and Corsiglia, appoints and oversees our independent auditors, oversees management’s activities with respect to accounting, recordkeeping, financial reporting and internal and other controls, reviews AMB Financial’s annual audited and quarterly financial statements, and maintains a procedure for confidential complaints regarding accounting matters. This committee met four times during the fiscal year ended December 31, 2007. Each member of the Audit Committee is “independent” as defined under the listing standards for the NASDAQ corporate governance listing standards and SEC Rule 10A-3. The Company’s Board of Directors has a written charter for the Audit Committee, a copy of which is available at our website at www.ambfinancial.com. The Audit Committee has issued the following report for the year ended December 31, 2007:

•	The Audit Committee has reviewed and discussed with management the Company’s fiscal 2007 audited financial statements;

•	The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed under Statement of Auditing Standards No. 61;

•
The Audit Committee has received the written disclosure and letter from the independent auditors required by Independence Standards Board No. 1 (which relates to the auditor’s independence from the Company and its related entities) and has discussed with the auditors its independence from the Company; and

•
Based on the review and discussions referred to in the three items above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007.

Ronald W. Borto	Donald L. Harle	Thomas Corsiglia

Governance/Nominating Committee. This committee is currently comprised of Directors Harle, Tolley and Corsiglia and met one time in fiscal year 2007.

The functions of the committee include the following:

1.
Consider and recommend to the Board standards (such as independence, experience, leadership, diversity and stock ownership) for the selection of individuals to be considered for election or re-election to the Board;

2.	Identify individuals qualified to become members of the Board;

3.	Evaluate procedures for the consideration of recommendations by stockholders for director nominations;

4.	Conduct reviews as appropriate into the background and qualifications of director candidates;

5.	Review the structure of the Board and its committees and make recommendations with respect thereto (including size and composition);

6.	Consider and make recommendations regarding Board and committee performance; and

7.	Consider and make recommendations regarding Board continuing education guidelines.

The committee begins the nominee identification process by evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. Thus, under some circumstances, the committee may choose not to consider an unsolicited recommendation.

If any member of the Board does not wish to continue in service, or if the Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members. In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees. In identifying director candidates, the Governance/Nominating Committee would seek persons who at a minimum satisfy the following criteria:

•	has the highest personal and professional ethics and integrity and whose values are compatible with the Company’s;

•	has had experiences and achievements that have given them the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with their responsibilities to the Company and its stockholders; and

•	has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

The Governance/Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” under applicable rules, and if a nominee is sought for service on the Audit Committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an audit committee financial expert.

The Governance/Nominating Committee has adopted a charter, a copy of which is available at our website at www.ambfinancial.com.

Procedures for the Nomination of Directors by Shareholders

Through the Governance/Nominating Committee. The Governance/Nominating Committee has adopted procedures for the submission to the committee of director nominees by stockholders. If a determination is made that an additional candidate is needed for the Board, the Governance/Nominating Committee will consider candidates submitted by the Company’s stockholders. Stockholders can submit the names of candidates for Director by writing to the Chairman of the Governance/Nominating Committee, at 8230 Hohman Avenue, Munster, Indiana 46321. The Chairman of the Governance/Nominating Committee must receive a submission not less than one hundred twenty (120) days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting. If the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, the stockholder’s suggestion must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The submission must include the following information:

•
the name and address of the stockholder as they appear on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•
the name, address and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	a statement detailing any relationship between the candidate and the Company;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

Direct Stockholders’ Nominations. Under Article I, Section 6 of our bylaws, director nominations may be made by stockholders. In order to assure that they are effective nominations for directors by stockholders, nominations must be made in writing and delivered to our Secretary at least 90 days prior to the meeting date provided; however, that in the event that less than 100 days’ public notice or public disclosure of the date of the meeting is given or made to stockholders, notice to be timely must be so received not later than the close of business on the tenth day following the day on which public notice of the date of the meeting was mailed or public disclosure of the date of the meeting is made.

Stockholder Communications with the Board

A stockholder of the Company who wants to communicate with the Board or with any individual Director can write to the Chairman of the Governance/Nominating Committee, 8230 Hohman Avenue, Munster, Indiana 46321. The letter should indicate that the author is a stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chairman will:

•	forward the communication to the Director(s) to whom it is addressed;

•	attempt to handle the inquiry directly, for example where it is a request for information about the Company or if it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

Compensation Committee

The Compensation Committee consists of Directors Harle, Corsiglia and Tolley. None of these individuals was one of our officers or employees during the year ended December 31, 2007, or was a former officer. In addition, none of these individuals had any relationship requiring disclosure under “—Transactions with Certain Related Person.” The Compensation Committee meets annually to review the performance of the Chief Executive Officer and other executive officers, and approves changes to the base compensation, as well as the level of bonus, if any, to be awarded to such officers. The Compensation Committee meets when needed to review all employment policies and the performance and remuneration of our officers and employees, and to review and approve all compensation and benefit programs we implement. Our Board of Directors has adopted a written charter for the Compensation Committee, which is available at our website at www.ambfinancial.com. The Compensation Committee met four times during the year ended December 31, 2007.

Compensation Committee Report

Under rules established by the Securities and Exchange Commission, we are required to provide certain data and information regarding compensation and benefits provided to our chief executive officer, other executive officers and directors.

The role of the compensation committee is to review annually the compensation levels of the executive officers and directors and recommend compensation changes to the Board of Directors. The compensation committee is composed entirely of outside, non-employee directors. It is intended that the executive compensation program will enable us to attract, develop and retain talented executive officers who are capable of maximizing our performance for the benefit of the stockholders. The compensation committee has adopted a compensation strategy that seeks to provide competitive, performance-based compensation strongly aligned with the financial and stock performance of AMB Financial Corp. The compensation program has three key elements of total direct compensation: base salary, annual incentive compensation and long-term incentives. Another component of the compensation program is benefits, such as stock-based incentive plans which we plan to adopt in the future.

While the compensation committee does not use strict numerical formulas to determine changes in compensation for the chief executive officer, other executive officers and directors, and while it weighs a variety of different factors in its deliberations, it has emphasized and expects to continue to emphasize the profitability and scope of our operations, the experience, expertise and management skills of the executive officers and their roles in our future success, as well as compensation surveys prepared by professional firms to determine compensation paid to executives performing similar duties for similarly sized institutions. While each of the quantitative and non-quantitative factors described above was considered by the compensation committee, such factors were not assigned a specific weight in evaluating the performance of the chief executive officer and other executive officers. Rather, all factors were considered.

Base Salaries. Base salary and changes to base salary reflect a variety of factors including the results of the independent review of the competitiveness of the total compensation program, the individual’s performance and contribution to our long-term goals, performance targets, our financial performance and other relevant factors.

Annual Incentives. Payouts under our annual incentive compensation program are based on the attainment of annual performance objectives. Individual performance payouts are a function of the actual financial performance of the bank as well as the performance of each individual within the organization. Incentive compensation is computed based on the actual performance of each individual who come to work for the bank rather than as a computed incentive compensation dollar amount.

In addition, the compensation committee believes that long-term incentives, specifically stock options and stock awards, should be a key component of our executive and director compensation programs which we plan to adopt in the future. These incentives strongly align the rewards provided to executives with the value created for stockholders through stock price appreciation.

This report has been provided by the Compensation Committee, which consists of Directors Harle, Corsiglia and Tolley.

Code of Ethics

The Company has adopted a code of ethics that is applicable to senior financial officers of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer and all officers performing similar functions as defined in the Code of Ethics. The Code of Ethics is available at our website at www.ambfinancial.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of reports furnished to the officers that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its executive officers, directors and greater then 10% stockholders were complied with.

Executive Compensation

The following table sets forth for the year ended December 31, 2007 certain information as to the total remuneration paid by us to Mr. Knapp, who served as Chairman, President and Chief Executive Officer until his retirement as President and Chief Executive Officer effective December 8, 2007, and for Mr. Mellon, who was appointed President and Chief Executive Officer effective December 8, 2007, and who served as Executive Vice President prior to that date. (“Named Executive Officers”). Except for the Named Executive Officers listed in the table, we had no other executive officers who earned over $100,000 in total annual salary and bonus during the year ended December 31, 2007.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Clement B. Knapp, Jr., Chairman	2007	174,072	–	–	–	–	27,235	55,242(1)	256,549
	2006	173,340	26,005	–	–	–	–	32,680(2)	232,025
Michael Mellon, President and Chief Executive Officer	2007	123,192	–	–	–	3,739(3)	–	14,602(4)	141,533
	2006	105,500	13,387	–	99,375(5)	3,165(3)	–	3,734(6)	225,161

(1)
Includes a 401(k) Company match of $2,574, interest accrued on deferred compensation amounts under deferred compensation plans equal to $32,066, ESOP contribution earnings of $20,173 and directors fees (earned following Mr. Knapp’s retirement) of $430.

(2)	Includes interest accrued on deferred compensation amounts under deferred compensation plans equal to $30,080 for 2006 for Mr. Knapp. Also includes a 401(k) Company match of $2,600 for Mr. Knapp.
(3)	The non–equity incentive plan compensation includes new contributions to the plan of $3,739 and $3,165 for 2007 and 2006 respectively.
(4)	Includes 401(k) Company match of $1,869, interest accrued on deferred compensation amounts under deferred compensation plans equal to $2,726 and ESOP contribution earnings of $10,007.
(5)	Option awards include the value of the stock options as issued of $99,375
(6)	Includes interest accrued on deferred compensation amounts under deferred compensation plans equal to $2,152 for 2006 for Mr. Mellon. Also includes a 401(k) Company match of $2,153 for Mr. Mellon.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2007 for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007
	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised earned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Clement B. Knapp, Jr., Chairman	–	–	–	–	–	–	–	–	–

Michael Mellon, President and Chief Executive Officer	15,000	–	–	$13.25	10/26/2015	–	–	–	–

Employment Agreements

American Savings has entered into employment agreements with Messrs. Mellon, Bohn, Rossa and Williams and Mrs. Knapp. The employment agreements are designed to assist in maintaining a stable and competent management team. The continued success of American Savings depends, to a significant degree, on the skills and competence of our officers. The employment agreements provide for an annual base salary in an amount not less than the employee’s salary as it may be increased from time to time and an initial term, in the case of Mr. Mellon, of three years, in the case of Mr. Bohn, of two years and, in the case of the other recipients, of one year. The agreements also require participation in an equitable manner in employee benefits applicable to executive personnel. The agreements provide for extensions for a period of one year on each annual anniversary date, subject to review and approval of the extension by disinterested members of our Board of Directors. The agreements provide for termination upon the employee’s death, for cause or in certain events specified by Office of Thrift Supervision regulations. The employment agreements are also terminable by the employee upon 30 days notice to American Savings.

Upon the occurrence of an involuntary termination of executive’s full–time employment for any reason other than termination for cause, disability, death or retirement or upon the executive’s voluntary resignation for the failure to appoint or reappoint executive to his or her current position, a material change in the executive’s functions, duties, or responsibilities with the Bank, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope, a relocation of executive’s principal place of employment by more than 25 miles from its location, a material reduction in the benefits and perquisites to executive from those being provided, a liquidation or dissolution of the American Savings or a material breach of the employment agreement by the Company or American Savings, American Savings shall be obligated to pay the executive, or, in the event of the executive’s subsequent death, the executive’s beneficiary or beneficiaries, or estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of: (i) the executive’s earned but unpaid salary as of the date of termination of employment; (ii) the benefits, if any, to which the executive is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of officers and employees; (iii) the remaining payments that the executive would have earned, in accordance with the executive’s employment agreement, if he had continued his employment with the Bank for the remainder of the term of this Agreement, and had earned the maximum bonus or incentive award in each calendar year that ends during such term; and (iv) the annual contributions or payments that would have been made on the executive’s behalf to any employee benefit plans as if the executive had continued employment for the remainder of the term of the executive’s employment agreement, based on contributions or payments made (on an annualized basis) at the date of termination. Any payments shall be made in a lump sum within 30 days after the date of termination, except as otherwise provided for in the employment agreement. Such payments shall not be reduced in the event the executive obtains other employment following termination of employment.

Based on their current salaries, if the employment of Messrs. Mellon, Bohn, Rossa, Williams and Mrs. Knapp had been terminated as of March 18, 2008 under circumstances entitling them to severance pay in connection with a change in control as described above, they would have been entitled to receive lump sum cash payments of approximately $420,240, $181,463, $80,000, $80,000 and $66,069 respectively.

Benefit Plans

General. We currently provide health care benefits to our employees, including hospitalization, disability and major medical insurance, subject to certain deductibles and co–payments by employees.

Pension Plan. American Savings sponsors a defined benefit pension plan for its employees (the “Pension Plan”). An employee is eligible to participate in the Pension Plan following the completion of 12 months of service and reaching the age of 21 years. A participant must reach two years of service before he attains a vested interest in his retirement benefits. After completing six years of service, a participant will be 100% vested in his retirement benefits. The Pension Plan is funded solely through contributions made by American Savings. In 2007, the Pension Plan contribution for the plan year was $319,000, which was funded by a contribution from American Savings.

The benefit provided to a participant at normal retirement age (65) is based on the average of the participant’s monthly compensation during the five consecutive years during which his compensation was highest (“average monthly compensation”). Compensation for this purpose includes all taxable compensation paid to the participant. The monthly benefit provided to a participant who retires at age 65 is equal to 1.4% of average monthly compensation for each year of service without offset of the participant’s anticipated Social Security benefits. The Pension Plan also provides for disability and death benefits.

Mr. Knapp retired as President and Chief Executive Officer of American Savings Bank effective December 8, 2007. Under the terms of Mr. Knapp’s retirement benefits, Mr. Knapp has elected to receive a lump sum payment of $1.3 million that he will receive in the fiscal year ending December 31, 2008.

Compensation of Directors

We pay directors a retainer fee of $1,200 per year plus $150 per meeting attended for service on our Board of Directors. Outside directors of American Savings are paid a fee of $750 per month, plus $280 per meeting attended. Set forth below is a tabular presentation of our compensation to our non-employee directors for 2007.

Director Compensation
Name	Fees earned or paid in cash (1) ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation(2) ($)	Nonqualified deferred compensation earnings(3) ($)	All other compensation ($)	Total ($)
Ronald W. Borto	14,930	—	—	—	$11,111	—	26,041
Thomas Corsiglia	12,470	—	—	—	—	—	12,470
Donald L. Harle	14,650	—	—	—	—	—	14,650
John G. Pastrick (4)	9,403	—	—	6,488	3,753	—	19,644
Robert E. Tolley	14,930	—	—	1,004	8,932	—	24,866

(1)	Includes fees earned as a director of AMB Financial Corp. and American Savings.
(2)	Non-equity incentive plan compensation paid out of the plan during the year.
(3)	Represents interest income on accumulated nonqualified deferred compensation earnings during the year.
(4)	Director Pastrick retired effective May 1, 2007.

Transactions With Certain Related Persons

Federal law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Federal regulations adopted under this law permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. American Savings has followed a policy of granting loans to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer purposes. Under our current policy, all such loans to directors and senior officers are required to be made in the ordinary course of business and on the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions and do not involve more than the normal risk of collectability. At December 31, 2007, our loans to directors, officers and employees totaled approximately $2.6 million or 19.67% of stockholder’s equity.

We intend that, except as described above, all transactions between us and our executive officers, directors, holders of 10% or more of the shares of common stock, and affiliates thereof, will contain terms no less favorable to us than could have been obtained by it in arms-length negotiations with unaffiliated persons and will be approved by a majority of our Audit Committee not having any interest in the transaction.

PROPOSAL II - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our independent registered public accounting firm for the year ended December 31, 2007 was Cobitz, VandenBerg & Fennessy. Our Audit Committee has approved the engagement of Cobitz, VandenBerg & Fennessy to be our independent registered public accounting firm for the year ending December 31, 2008, subject to the ratification of the engagement by our stockholders as required by our Bylaws. At the annual meeting, the stockholders will consider and vote on the ratification of the engagement of Cobitz, VandenBerg & Fennessy for the year ending December 31, 2008. A representative of Cobitz, VandenBerg & Fennessy is expected to attend the annual meeting to respond to appropriate questions and to make a statement if he so desires.

Set forth below is certain information concerning aggregate fees billed for professional services rendered by Cobitz, VandenBerg & Fennessy during the year ended December 31, 2007 and the year ended December 31, 2006.

	Year Ended December 31, 2007	Year Ended December 31, 2006
Audit Fees	$61,435	$59,545
Audit-Related Fees	–	–
Tax Fees	$5,000	$5,000
All Other Fees	–	–

Audit Fees. The aggregate fees billed to the Company by Cobitz, VandenBerg & Fennessy for professional services rendered for the audit of the Company’s annual financial statements, the review of the financial statements included in the Company’s Quarterly Reports on Form 10-QSB and services that are normally provided by Cobitz, VandenBerg & Fennessy in connection with statutory and regulatory filings and engagements were $61,435 for the fiscal year ended December 31, 2007. The aggregate fees billed to the Company by Cobitz, VandenBerg & Fennessy for professional services rendered by Cobitz, VandenBerg & Fennessy for the audit of the Company’s annual financial statements, the review of the financial statements included in the Company’s Quarterly Reports on Form 10-QSB and services that are normally provided by Cobitz, VandenBerg & Fennessy in connection with statutory and regulatory filings and engagements were $59,545 for the fiscal year ended December 31, 2006.

Audit Related Fees. There were no fees billed to the Company by Cobitz, VandenBerg & Fennessy for assurance and related services rendered by Cobitz, VandenBerg & Fennessy that are reasonably related to the performance of the audit of and review of the financial statements and that are not already reported in “Audit Fees” above during the fiscal years ended December 31, 2006 and 2007.

Tax Fees. An aggregate of $5,000 per year was billed to the Company by Cobitz, VandenBerg & Fennessy for tax compliance, tax advice and tax planning during each of the fiscal years ended December 31, 2006 and 2007.

All Other Fees. There were no fees billed to the Company by Cobitz, VandenBerg & Fennessy for all services other than those described above for the fiscal years ended December 31, 2006 and 2007.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Cobitz, VandenBerg & Fennessy. The Audit Committee concluded that the performance of such services will not affect the independence of Cobitz, VandenBerg & Fennessy in performing its function as independent auditor of the Company.

The Audit Committee preapproves all audit and permissible non-audit services to be provided by the Company’s independent auditor.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at our executive office at 8230 Hohman Avenue, Munster, Indiana 46321 no later than November 28, 2008; provided, however, that if the date of the 2009 annual meeting is before March 23, 2009 or after May 23, 2009, then the proposal must be received a reasonable time before we print and mail our materials for such meeting. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

To be considered for presentation at the next annual meeting, but not for inclusion in the Company’s proxy statements and form of proxy for that meeting, proposals must be received by the Company no later than 90 days prior to the date of the annual meeting provided that in the event that less than 100 days notice or public disclosure of the date of the meeting is given, proposals must instead be received by the Company by the close of business on the tenth day following the day on which notice of the date of the meeting is mailed or public disclosure of such date is made. A stockholder’s notice to the Secretary shall set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder who proposed such business, (iii) the class and number of shares of the Company’s capital stock that are beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business.

All stockholder proposals, whether or not included in our proxy materials, must also comply with our certificate of incorporation, bylaws and Delaware law.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described above in this proxy statement. However, if any other matter should properly come before the annual meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

Munster, Indiana
March 28, 2008